Exhibit 99.1

AVON REPORTS FOURTH-QUARTER AND FULL-YEAR 2011 RESULTS

2011 Revenue Up 4% (Up 1% in Constant Dollars)
Operating Profit was $855 Million; Adjusted[1] Non-GAAP $1.16 Billion
Cash from Operations $656 Million

Plans to Maintain $0.92 Annual Dividend for 2012

NEW YORK, N.Y., February 14, 2012 - Avon Products, Inc. (NYSE:AVP) today reported fourth-quarter and full-year 2011 results. Andrea Jung, Avon's Chairman and Chief Executive Officer said: “Despite a challenging fourth quarter, 2011 revenue was up 4% (1% in constant dollars) to $11.3 billion. Adjusted operating profit for the year was $1.16 billion and cash from operations was $656 million. While 2012 is a year of transition and we are not planning for margin recovery, our priorities are to improve top-line performance, cost management, and cash generation. Additionally, the company plans to maintain its annual $0.92 dividend in 2012. As previously announced, the company is conducting an operational and financial assessment of the business. We will update investors at the appropriate time after a new CEO is on board.”

Avon -2

Fourth-Quarter 2011 (compared to fourth-quarter 2010)

Total revenue of $3.0 billion decreased 4% or 1% in constant dollars. Total units declined 2%, while price/mix was a benefit of 1% during the quarter. Active Representatives were down 3%.

Fourth-quarter 2011 gross margin was 61.1%, 70 basis points lower than the prior-year quarter primarily due to an inventory-related charge in Brazil and commodity cost pressures.

Selling, general and administrative expense in the quarter increased as a percent of revenue by 2% versus fourth-quarter 2010, and increased 3% on an adjusted non-GAAP basis due to higher distribution costs, bad debt expense, and investments in Representative Value Proposition (“RVP”). Avon invested an incremental $35 million in RVP in the fourth quarter of 2011 in Sales Leadership and higher incentives. This more than offset a $21 million decline in advertising, which was down 23% to $71 million.

Fourth-quarter 2011 costs associated with the company's 2005 and 2009 restructuring programs were $9 million pre-tax, down from $58 million pre-tax, or $0.01 and $0.09 per diluted share, respectively.

During the quarter, the Company took a non-cash charge of $263 million, or $0.38 per diluted share, to adjust goodwill and an intangible asset related to the acquisition of Silpada Designs, Inc. (“Silpada”). This non-cash impairment charge was largely driven by the rise in silver prices since the acquisition and the negative impact on Silpada's revenues and margins.

Operating profit was $13 million in the quarter and operating margin was 0.4%, significantly impacted by the Silpada impairment charge. Adjusted non-GAAP operating profit was down 31%, and adjusted non-GAAP operating margin was 9.4%, down 360

Avon -3

basis points from a year ago due to higher field and distribution costs in Brazil, higher investments in RVP in the U.S., and lower gross margin.

Fourth-quarter 2011's effective tax rate was 101.7%, compared with 34.0% in the year-ago quarter. Excluding the impact of restructuring costs and the Silpada impairment charge, the fourth-quarter 2011 adjusted non-GAAP tax rate was 32.2% versus 34.0% in fourth-quarter 2010.

Income from continuing operations in the fourth quarter of 2011 was $0.3 million or zero cents per diluted share, significantly impacted by the Silpada impairment charge. Excluding the impact of restructuring costs and the impairment charge, adjusted non-GAAP income from continuing operations was $172 million, or $0.39 per diluted share.

Fourth-Quarter 2011 Regional Results (compared to fourth-quarter 2010)

Latin America's fourth-quarter 2011 revenue was up 2% year over year, or up 6% in constant dollars. Brazil was down 6%, or down 1% in constant dollars. Strong growth continued in Mexico, which was up 2%, or up 12% in constant dollars. The region's Active Representatives were flat and units sold increased 4%. Fourth-quarter operating profit was down 33%. Operating margin was 9.9%, or 10.4% on an adjusted non-GAAP basis. The decline in operating margin was due to a $16 million inventory-related charge and the field and distribution costs associated with Brazil's continued service challenge. The final quarter of dual distribution costs were also a factor.

Fourth-quarter revenue in North America was down 7% on both a reported and constant-dollar basis. Avon's core U.S. business, which excludes Silpada, was down 5%, as recent product portfolio enhancements of giftables and smart-value offerings

Avon -4

within Beauty resulted in positive average order growth for the quarter, partially offsetting a decline in Active Representatives. Silpada sales were down double digits, negatively impacted by recent price increases. The region's Active Representatives were down 8% and units sold were flat. North America reported a fourth-quarter operating loss of $241 million, compared with an operating profit of $46 million in the year-ago quarter, due to the Silpada impairment charge. Excluding restructuring charges and the Silpada impairment charge, adjusted non-GAAP operating profit was down 69%, with an adjusted non-GAAP operating margin of 3.6%. The decline in adjusted non-GAAP operating margin reflects fixed overhead costs with lower revenues and costs related to the One Simple Sales Model implementation.

In Central & Eastern Europe, fourth-quarter revenue was down 9%, or down 8% in constant dollars. The region's results were pressured by a challenging beauty market as well as aggressive competitive pricing. Russia was down 11%, or down 10% in constant dollars. The region's Active Representatives and units sold were down 3% and 12%, respectively. Operating profit was down 10%. The region's operating margin was 19.4%, or 19.8% on an adjusted non-GAAP basis, as gains in gross margin were offset by investments in brochure and the impact of fixed overhead costs on lower revenues.

Western Europe, Middle East & Africa's fourth-quarter revenue decreased 9% or down 3% in constant dollars. The region's results reflect continued weakness in macroeconomic conditions and weaker performance in the Fashion & Home categories. The region's Active Representatives and units sold were down 3% and 5%, respectively. Operating profit was down 23% versus the prior-year quarter. Operating margin was 11.0% and adjusted non-GAAP operating margin was 10.9%, primarily due to lower gross margin, negatively impacted by foreign exchange and fixed overhead costs with lower revenues.

Avon -5

Asia Pacific's fourth-quarter revenue was down 6% year over year, or down 7% in constant dollars. The region's Active Representatives and units sold declined 7% and 6%, respectively. Operating profit was down 24%. Operating margin was 9.5% and adjusted non-GAAP operating margin was 9.6%. The decline was due to fixed overhead costs with lower revenues and higher investments in RVP.

Full-Year 2011 Results (compared to full-year 2010)

Total revenue of $11.3 billion increased 4% or up 1% in constant dollars. Acquisitions contributed 1% to revenue growth during the year. Total Beauty sales were up 5%, or 2% on a constant-dollar basis. Active Representatives declined 1% and units sold were down by 2%.

Operating profit of $855 million decreased 20% and operating margin was 7.6%, down 230 basis points. Excluding the impact of restructuring costs and the Silpada impairment charge, adjusted non-GAAP operating profit was $1.2 billion, down 6%, and adjusted non-GAAP operating margin was 10.3%, down 110 basis points from a year ago.

Full-year income from continuing operations was $526 million, or $1.20 per diluted share, compared with $595 million, or $1.36 per diluted share last year. Adjusted non-GAAP income from continuing operations was $719 million, or $1.64 per diluted share, compared with $786 million, or $1.80 per diluted share.

Cash flow from operations was $656 million in 2011, $33 million lower, primarily due to a $75 million pension contribution, a $36 million payment associated with a long-term incentive compensation plan, and higher restructuring payments during the year. Partially offsetting these items were higher cash net income from operations and higher

Avon -6

recovery of value added taxes in Brazil. Avon's net debt (total debt less cash) at year-end 2011 was $2.1 billion, up $107 million from the prior-year period. Capital expenditures were $277 million for the year.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 42704239). The call will be webcast live at www.avoninvestor.com and the call and related slides can be accessed or downloaded from that site for a period of one year.

Avon, the company for women, is a leading global beauty company, with over $11 billion in annual revenue. As the world's largest direct seller, Avon markets to women in more than 100 countries through approximately 6.4 million active independent Avon Sales Representatives. Avon's product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, Avon Naturals, and mark. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

Amy Low Chasen
Monica Chang
Ilene Drucker
(212) 282 - 5320

Footnote

[1]
"Adjusted non-GAAP” items refer to financial results presented in accordance with US GAAP that have been adjusted to exclude the impact of the Silpada impairment charge, Venezuelan special items, and restructuring costs, as described below, under “Non-GAAP Financial Measures.”

Avon -7
Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We refer to these adjusted growth rates as Constant $ growth, which is a non-GAAP financial measure. We believe this measure provides investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

We present gross margin, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a non-GAAP basis. We have provided a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses the non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) costs to implement (“CTI”) restructuring initiatives, 2) goodwill and indefinite-lived intangible impairment charge related to Silpada ("Impairment charge"), and 3) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency in January 2010 (“Venezuelan special items”). The Company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Impairment charge includes the impact on the Statement of Income caused by the goodwill and indefinite-lived intangible impairment charge related to Silpada in 2011. The Venezuelan special items include the impact on the Statement of Income caused by the devaluation of the Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and nonmonetary assets, such as inventory and prepaid expenses. For nonmonetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 2.15 and the revised official exchange rate of 4.30.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

•
    our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring programs and any initiatives arising under our long-range business review, product mix and pricing strategies, Enterprise Resource Planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies;

•
    our ability to realize the anticipated benefits (including any financial projections concerning, for example, future revenue, profit, cash flow and operating margin increases) from our multi-year restructuring programs, any initiatives arising under our long-range business review or other initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring programs, long-range business review or other initiatives;

Avon -8

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•	our ability to transition our business in North America, including enhancing our Sales Leadership model and optimizing our product portfolio;

•
    a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

•
    the effect of political, legal, tax and regulatory risks imposed on us in the United States and abroad, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws including any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	our ability to effectively manage inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•	our ability to achieve growth objectives, particularly in our largest markets, such as the U.S., and developing and emerging markets, such as Brazil or Russia;

•
    our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•
    the challenges to our acquired businesses, such as Silpada, including the effect of rising costs, macro-economic pressures, competition, and the impact of declines in expected future cash flows and growth rates, and a change in the discount rateused to determine the fair value of expected future cash flows, which have impacted, and may continue to impact, the estimated fair value of the recorded goodwill and intangible assets;

•
    the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, foreign exchange restrictions and the potential effect of such factors on our business, results of operations and financial condition;

•
    our ability to successfully transition and evolve our business in China in connection with the development and evolution of the direct-selling business in that market, our ability to operate using a direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•
    any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing internal investigation and compliance reviews of Foreign Corrupt Practices Act and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation;

•	key information technology systems, process or site outages and disruptions;

•	disruption in our supply chain or manufacturing and distribution operations;

•
    other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel;

•
    competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•
    our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through field activation programs, execution

Avon -9

of Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•
    the impact of the typically seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives;

•	our ratings, our access to cash and short and long-term financing and ability to secure financing, or financing at attractive rates;

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations; and

•	the impact of changes in tax rates on the value of our deferred tax assets.

Additional information identifying such factors is contained in Item 1A of our 2010 Form 10-K for the year ended December 31, 2010. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended December 31		Percent Change	Twelve Months Ended December 31		Percent Change
	2011	2010		2011	2010
Net sales	$2,997.9	$3,137.8	(4)%	$11,112.0	$10,731.3	4%
Other revenue	45.8	37.8		179.6	131.5
Total revenue	3,043.7	3,175.6	(4)%	11,291.6	10,862.8	4%
Cost of sales	1,182.5	1,211.5		4,148.6	4,041.3
Selling, general and administrative expenses	1,585.3	1,608.2		6,025.4	5,748.4
Impairment of goodwill and intangible asset	263.0	—		263.0	—
Operating profit	12.9	355.9	(96)%	854.6	1,073.1	(20)%
Interest expense	23.4	23.8		92.9	87.1
Interest income	(3.2)	(4.0)		(16.5)	(14.0)
Other expense, net	10.0	2.2		35.6	54.6
Total other expenses	30.2	22.0		112.0	127.7
(Loss) income from continuing operations, before tax	(17.3)	333.9	(105)%	742.6	945.4	(21)%
Income taxes	17.6	(113.6)		(216.2)	(350.2)
Income from continuing operations, net of tax	0.3	220.3	(100)%	526.4	595.2	(12)%
Discontinued operations, net of tax	—	9.0		(8.6)	14.1
Net income	0.3	229.3		517.8	609.3
Net (income) loss attributable to noncontrolling interest	(0.7)	0.2		(4.2)	(3.0)
Net (loss) income attributable to Avon	$(0.4)	$229.5	(100)%	$513.6	$606.3	(15)%
Earnings per share:
Basic
Basic EPS from continuing operations	$—	$.51	(100)%	$1.20	$1.37	(12)%
Basic EPS from discontinued operations	$—	$.02		$(.02)	$.04
Basic EPS attributable to Avon	$—	$.53	(100)%	$1.18	$1.40	(16)%
Diluted
Diluted EPS from continuing operations	$—	$.50	(100)%	$1.20	$1.36	(12)%
Diluted EPS from discontinued operations	$—	$.02		$(.02)	$.03
Diluted EPS attributable to Avon	$—	$.53	(100)%	$1.18	$1.39	(15)%

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31	December 31
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$1,245.1	$1,179.9
Accounts receivable, net	761.5	826.3
Inventories	1,161.3	1,152.9
Prepaid expenses and other	930.9	1,025.2
Total current assets	4,098.8	4,184.3
Property, plant and equipment, at cost	2,708.8	2,750.9
Less accumulated depreciation	(1,137.3)	(1,123.5)
Property, plant and equipment, net	1,571.5	1,627.4
Goodwill	473.1	675.1
Other intangible assets, net	279.9	368.3
Other assets	1,311.7	1,018.6
Total assets	$7,735.0	$7,873.7
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$849.3	$727.6
Accounts payable	850.2	809.8
Accrued compensation	217.1	293.2
Other accrued liabilities	663.6	771.6
Sales and taxes other than income	212.4	207.6
Income taxes	98.4	146.5
Total current liabilities	2,891.0	2,956.3
Long-term debt	2,459.1	2,408.6
Employee benefit plans	603.0	561.3
Long-term income taxes	67.0	128.9
Other liabilities	129.7	146.0
Total liabilities	$6,149.8	$6,201.1
Shareholders’ Equity
Common stock	$187.3	$186.6
Additional paid-in-capital	2,077.7	2,024.2
Retained earnings	4,726.1	4,610.8
Accumulated other comprehensive loss	(854.4)	(605.8)
Treasury stock, at cost	(4,566.3)	(4,559.3)
Total Avon shareholders’ equity	1,570.4	1,656.5
Noncontrolling interest	14.8	16.1
Total shareholders’ equity	$1,585.2	$1,672.6
Total liabilities and shareholders’ equity	$7,735.0	$7,873.7

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended December 31
	2011	2010
Cash Flows from Operating Activities
Income from continuing operations, net of tax	$526.4	$595.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	239.6	194.8
Provision for doubtful accounts	247.2	215.7
Provision for obsolescence	128.1	131.1
Share-based compensation	36.6	57.6
Deferred income taxes	(196.6)	(103.1)
Impairment of goodwill and intangible asset	263.0	—
Charge for Venezuelan monetary assets and liabilities	—	46.1
Other	52.7	17.2
Changes in assets and liabilities:
Accounts receivable	(241.5)	(280.3)
Inventories	(210.3)	(189.8)
Prepaid expenses and other	24.6	(4.9)
Accounts payable and accrued liabilities	(55.7)	76.7
Income and other taxes	(50.7)	(63.2)
Noncurrent assets and liabilities	(107.6)	(4.1)
Net cash provided by operating activities of continuing operations	655.8	689.0
Cash Flows from Investing Activities
Capital expenditures	(276.7)	(331.2)
Disposal of assets	17.1	11.9
Purchases of investments	(28.8)	(1.9)
Proceeds from sale of investments	33.7	11.3
Acquisitions and other investing activities	(13.0)	(785.8)
Net cash used by investing activities of continuing operations	(267.7)	(1,095.7)
Cash Flows from Financing Activities
Cash dividends	(403.4)	(384.1)
Debt, net (maturities of three months or less)	635.7	(3.6)
Proceeds from debt	88.9	661.5
Repayment of debt	(614.6)	(53.2)
Proceeds from exercise of stock options	16.8	23.9
Excess tax benefit realized from share-based compensation	(0.2)	4.3
Repurchase of common stock	(7.7)	(14.1)
Net cash (used) provided by financing activities of continuing operations	(284.5)	234.7
Net cash provided by operating activities of discontinued operations	—	13.0
Net cash (used) provided by investing activities of discontinued operations	(1.2)	61.3
Net cash used by financing activities of discontinued operations	—	(0.3)
Net cash (used) provided by discontinued operations	(1.2)	74.0
Effect of exchange rate changes on cash and equivalents	(37.2)	(33.7)
Net change in cash and equivalents	65.2	(131.7)
Cash and equivalents at beginning of year (1)	$1,179.9	$1,311.6
Cash and equivalents at end of year	$1,245.1	$1,179.9

(1)	Includes cash and cash equivalents of discontinued operations of $13.5M at January 1, 2010.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED 12/31/11
REGIONAL RESULTS

$ in Millions	Total Revenue US$		C$	Units	Price/Mix C$	Active Reps	Average Order C$
		% var. vs 4Q10	% var. vs 4Q10	% var. vs 4Q10	% var. vs 4Q10	% var. vs 4Q10	% var. vs 4Q10
Latin America	$1,296.2	2%	6%	4%	2%	—%	6%
North America	596.8	(7)	(7)	—	(7)	(8)	1
Central & Eastern Europe	461.4	(9)	(8)	(12)	4	(3)	(5)
Western Europe, Middle East & Africa	434.4	(9)	(3)	(5)	2	(3)	—
Asia Pacific	254.9	(6)	(7)	(6)	(1)	(7)	—
Total from operations	3,043.7	(4)	(1)	(2)	1	(3)	2
Global and other	—	—	—	—	—	—	—
Total	$3,043.7	(4)%	(1)%	(2)%	1%	(3)%	2%

	2011 GAAP Operating Profit (Loss) US$	% var. vs 4Q10	2011 GAAP Operating Margin US$	2011 Non-GAAP Operating Profit US$ (1)	2010 Non-GAAP Operating Profit US$ (1)	2011 Non-GAAP Operating Margin (1)	2010 Non-GAAP Operating Margin (1)
Latin America	$128.1	(33)%	9.9%	$134.5	$202.6	10.4%	15.9%
North America	(241.4)	(626)	(40.4)	21.6	69.9	3.6	10.8
Central & Eastern Europe	89.5	(10)	19.4	91.2	101.3	19.8	19.9
Western Europe, Middle East & Africa	47.6	(23)	11.0	47.5	66.6	10.9	13.9
Asia Pacific	24.1	(24)	9.5	24.4	33.2	9.6	12.3
Total from operations	47.9	(89)	1.6	319.2	473.6	10.5	14.9
Global and other	(35.0)	52	—	(34.6)	(59.4)	—	—
Total	$12.9	(96)%	0.4%	$284.6	$414.2	9.4%	13.0%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 4Q10	% var. vs 4Q10
Beauty (color cosmetics/fragrances/skincare/personal care)	$2,146.9	(2)%	1%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	541.8	(14)	(12)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	309.2	(4)	(1)
Net sales	$2,997.9	(4)%	(2)%
Other revenue	45.8	21	23
Total revenue	$3,043.7	(4)%	(1)%

Beauty Category:
Fragrance		(2)%	2%
Color		—	4
Skincare		1	4
Personal care		(6)%	(3)%

(1)
For a further discussion on our non-GAAP financial measures, please refer to our discussion of non-GAAP financial measures in this release and reconciliations of our non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

TWELVE MONTHS ENDED 12/31/11
REGIONAL RESULTS

$ in Millions	Total Revenue US$		C$	Units	Price/Mix C$	Active Reps	Average Order C$
		% var. vs 12M10	% var. vs 12M10	% var. vs 12M10	% var. vs 12M10	% var. vs 12M10	% var. vs 12M10
Latin America	$5,116.0	11%	8%	2%	6%	3%	5%
North America	2,110.4	(6)	(6)	(10)	4	(8)	2
Central & Eastern Europe	1,580.6	—	(4)	(6)	2	(2)	(2)
Western Europe, Middle East & Africa	1,542.2	5	5	1	4	4	1
Asia Pacific	942.4	(4)	(9)	(9)	—	(11)	2
Total from operations	11,291.6	4	1	(2)	3	(1)	2
Global and other	—	—	—	—	—	—	—
Total	$11,291.6	4%	1%	(2)%	3%	(1)%	2%

	2011 GAAP Operating Profit (Loss) US$	% var. vs 12M10	2011 GAAP Operating Margin US$	2011 Non-GAAP Operating Profit US$ (1)	2010 Non-GAAP Operating Profit US$ (1)	2011 Non-GAAP Operating Margin (1)	2010 Non-GAAP Operating Margin (1)
Latin America	$630.4	4%	12.3%	$633.5	$704.0	12.4%	15.3%
North America	(184.4)	(218)	(8.7)	103.3	197.2	4.9	8.8
Central & Eastern Europe	295.2	(1)	18.7	297.7	302.5	18.8	19.1
Western Europe, Middle East & Africa	183.7	4	11.9	186.5	178.1	12.1	12.2
Asia Pacific	81.4	(1)	8.6	81.1	82.3	8.6	8.4
Total from operations	1,006.3	(24)	8.9	1,302.1	1,464.1	11.5	13.5
Global and other	(151.7)	38	—	(144.5)	(230.8)	—	—
Total	$854.6	(20)%	7.6%	$1,157.6	$1,233.3	10.3%	11.4%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 12M10	% var. vs 12M10
Beauty (color cosmetics/fragrances/skincare/personal care)	$8,067.8	5%	2%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	1,995.5	(1)	(3)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	1,048.7	1	(2)
Net sales	$11,112.0	4%	1%
Other revenue	179.6	37	34
Total revenue	$11,291.6	4%	1%

Beauty Category:
Fragrance		7%	5%
Color		5	2
Skincare		3	—
Personal care		4%	1%

(1)
For a further discussion on our non-GAAP financial measures, please refer to our discussion of non-GAAP financial measures in this release and reconciliations of our non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 12/31/11
	Reported (GAAP)	CTI restructuring initiatives	Impairment Charge	Rounding	Adjusted (Non-GAAP)
Cost of sales	$1,182.5	$3.0	$—		$1,179.5
Selling, general and administrative expenses	1,585.3	5.7	—		1,579.6
Operating profit	12.9	8.7	263.0		284.6
(Loss) income from continuing operations before taxes	(17.3)	8.7	263.0		254.4
Income taxes	17.6	(2.8)	(96.8)		(82.0)
Income from continuing operations	$0.3	$5.9	$166.2		$172.4

Diluted EPS from continuing operations	—	0.01	0.38		0.39

Gross margin	61.1%	0.1	—		61.2%
SG&A as a % of revenues	52.1%	(0.2)	—		51.9%
Operating margin	0.4%	0.3	8.6	0.1	9.4%
Effective tax rate	101.7%	—	(69.9)	0.4	32.2%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$128.1	$6.4	$—		$134.5
North America	(241.4)	—	263.0		21.6
Central & Eastern Europe	89.5	1.7	—		91.2
Western Europe, Middle East & Africa	47.6	(0.1)	—		47.5
Asia Pacific	24.1	0.3	—		24.4
Global and other	(35.0)	0.4	—		(34.6)
Total	$12.9	$8.7	$263.0		$284.6

SEGMENT OPERATING MARGIN
Latin America	9.9%	0.5	—		10.4%
North America	(40.4)%	—	44.1	(0.1)	3.6%
Central & Eastern Europe	19.4%	0.4	—		19.8%
Western Europe, Middle East & Africa	11.0%	—	—	(0.1)	10.9%
Asia Pacific	9.5%	0.1	—		9.6%
Global and other	—	—	—		—
Total	0.4%	0.3	8.6	0.1	9.4%

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)

$ in Millions (except per share data)	TWELVE MONTHS ENDED 12/31/11
	Reported (GAAP)	CTI restructuring initiatives	Impairment charge	Rounding	Adjusted (Non-GAAP)
Cost of sales	$4,148.6	$11.2	$—		$4,137.4
Selling, general and administrative expenses	6,025.4	28.8	—		5,996.6
Operating profit	854.6	40.0	263.0		1,157.6
Income from continuing operations before taxes	742.6	40.0	263.0		1,045.6
Income taxes	(216.2)	(13.9)	(96.8)		(326.9)
Income from continuing operations	$526.4	$26.1	$166.2		$718.7

Diluted EPS from continuing operations	1.20	0.06	0.38		1.64

Gross margin	63.3%	0.1	—		63.4%
SG&A as a % of revenues	53.4%	(0.3)	—		53.1%
Operating margin	7.6%	0.4	2.3		10.3%
Effective tax rate	29.1%	0.1	2.0	0.1	31.3%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$630.4	$3.1	$—		$633.5
North America	(184.4)	24.7	263.0		103.3
Central & Eastern Europe	295.2	2.5	—		297.7
Western Europe, Middle East & Africa	183.7	2.8	—		186.5
Asia Pacific	81.4	(0.3)	—		81.1
Global and other	(151.7)	7.2	—		(144.5)
Total	$854.6	$40.0	$263.0		$1,157.6

SEGMENT OPERATING MARGIN
Latin America	12.3%	0.1	—		12.4%
North America	(8.7)%	1.2	12.5	(0.1)	4.9%
Central & Eastern Europe	18.7%	0.2	—	(0.1)	18.8%
Western Europe, Middle East & Africa	11.9%	0.2	—		12.1%
Asia Pacific	8.6%	—	—		8.6%
Global and other	—	—	—		—
Total	7.6%	0.4	2.3		10.3%

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)

$ in Millions (except per share data)	THREE MONTHS ENDED 12/31/10
	Reported (GAAP)	CTI restructuring initiatives	Rounding	Adjusted (Non-GAAP)
Cost of sales	$1,211.5	$2.6		$1,208.9
Selling, general and administrative expenses	1,608.2	55.7		1,552.5
Operating profit	355.9	58.3		414.2
Income from continuing operations before taxes	333.9	58.3		392.2
Income taxes	(113.6)	(19.8)		(133.4)
Income from continuing operations	$220.3	$38.5		$258.8

Diluted EPS from continuing operations	0.50	0.09		0.59

Gross margin	61.8%	0.1		61.9%
SG&A as a % of revenues	50.6%	(1.8)	0.1	48.9%
Operating margin	11.2%	1.8		13.0%
Effective tax rate	34.0%	—		34.0%

SEGMENT OPERATING PROFIT
Latin America	$189.8	$12.8		$202.6
North America	45.9	24.0		69.9
Central & Eastern Europe	99.7	1.6		101.3
Western Europe, Middle East & Africa	61.5	5.1		66.6
Asia Pacific	31.6	1.6		33.2
Global and other	(72.6)	13.2		(59.4)
Total	$355.9	$58.3		$414.2

SEGMENT OPERATING MARGIN
Latin America	14.9%	1.0		15.9%
North America	7.1%	3.7		10.8%
Central & Eastern Europe	19.6%	0.3		19.9%
Western Europe, Middle East & Africa	12.9%	1.1	(0.1)	13.9%
Asia Pacific	11.7%	0.6		12.3%
Global and other	—	—		—
Total	11.2%	1.8		13.0%

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)

$ in Millions (except per share data)	TWELVE MONTHS ENDED 12/31/10
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Rounding	Adjusted (Non-GAAP)
Cost of sales	$4,041.3	$9.5	$70.1		$3,961.7
Selling, general and administrative expenses	5,748.4	71.2	9.4		5,667.8
Operating profit	1,073.1	80.7	79.5		1,233.3
Income from continuing operations before taxes	945.4	80.7	125.6		1,151.7
Income taxes	(350.2)	(28.3)	12.7		(365.8)
Income from continuing operations	$595.2	$52.4	$138.3		$785.9

Diluted EPS from continuing operations	1.36	0.12	0.32		1.80

Gross margin	62.8%	0.1	0.6		63.5%
SG&A as a % of revenues	52.9%	(0.7)	(0.1)	0.1	52.2%
Operating margin	9.9%	0.7	0.7	0.1	11.4%
Effective tax rate	37.0%	0.3	(5.6)	0.1	31.8%

SEGMENT OPERATING PROFIT
Latin America	$604.7	$19.8	$79.5		$704.0
North America	155.9	41.3	—		197.2
Central & Eastern Europe	297.8	4.7	—		302.5
Western Europe, Middle East & Africa	176.5	1.6	—		178.1
Asia Pacific	82.6	(0.3)	—		82.3
Global and other	(244.4)	13.6	—		(230.8)
Total	$1,073.1	$80.7	$79.5		$1,233.3

SEGMENT OPERATING MARGIN
Latin America	13.2%	0.4	1.7		15.3%
North America	6.9%	1.8	—	0.1	8.8%
Central & Eastern Europe	18.8%	0.3	—		19.1%
Western Europe, Middle East & Africa	12.1%	0.1	—		12.2%
Asia Pacific	8.4%	—	—		8.4%
Global and other	—	—	—		—
Total	9.9%	0.7	0.7	0.1	11.4%